                                                                     EXHIBIT 12

                                  IRIDIUM LLC
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                ($ IN THOUSANDS)


                                RATIO OF EARNINGS (LOSS)
                                    TO FIXED CHARGES                PERIODS FOLLOWING INITIAL CAPITAL CONTRIBUTION DATE
                               --------------------------    ---------------------------------------------------------------------
                                              JANUARY 1,     JULY 29, 1993       YEAR ENDED DECEMBER 31,        THREE MONTHS ENDED
                                YEAR ENDED      1993              TO        ------------------------------            MARCH 31,
                                 DECEMBER    TO JULY 28,     DECEMBER 31,                                      -------------------
                                 31, 1992        1993            1993         1994      1995        1996         1996       1997
                                ---------     ------------    -----------   --------  ---------   ---------    --------    -------
Fixed charges:
   Capitalized Interest ....                            -              -          -           -      28,127        799      18,712
   Portion of rent expense
     representative of
     Interest(1) ...........            -               -             54        264         342         398        100         304
                               ----------     ------------    -----------   --------  ---------   ---------    --------    -------
     Total fixed charges ...   $        -               -             54        264         342      28,525        899      19,016
                               ==========     ============

Earnings:
   Loss before income
     taxes .................   $   (8,773)         (5,309)        (6,751)   (13,309)    (21,961)    (69,009)    (7,176)    (35,928)

   Fixed charges, less
     capitalized interest ..   $        -               -             54        264         342         398        100         304
   Earnings (loss) adjusted
     for fixed charges .....   $   (8,773)         (5,309)        (6,697)   (13,045)    (21,619)    (68,611)    (7,076)    (35,624)

Ratio of earnings (loss) to
   fixed charges ...........   $        -               -              -          -           -           -          -           -
Deficiency in earnings to
   cover fixed charges .....   $    8,773           5,309          6,751     13,309      21,961      97,136      7,875      54,640



------------------------------

(1) One-third of rent expense is deemed to be representative of interest.